Exhibit 99.1

THE STRIDE RITE CORPORATION	MARCH 1, 2006
NEWS RELEASE

Contact: Frank A. Caruso, Chief Financial Officer – (617) 824-6611

STRIDE RITE TO ADD ANOTHER INDEPENDENT DIRECTOR

Lexington, MA, March 1, 2006 – The Stride Rite Corporation (NYSE: SRR) today announced it will add another independent director to its eight-member Board and work with Barington Capital Group, L.P. to identify a mutually acceptable independent director by April 30, 2006. Barington represents a group of investors that are significant shareholders of the Company.

The new ninth director will be appointed to the Board as a Class II director and would stand for reelection in 2007. Stride Rite’s Committee on the Board, which is responsible for identifying and evaluating prospective directors, will review candidates including three proposed by Barington.

David Chamberlain, Chairman and CEO of Stride Rite, said, “We have had a productive ongoing dialogue with Barington for several years. We value input from our shareholders and look forward to working with Barington to select an additional independent director with the right mix of experience and expertise that will benefit our distinguished Board of Directors.”

Stride Rite’s Committee on the Board, which is made up entirely of independent directors, has begun evaluating potential nominees in accordance with the Committee’s established criteria and processes.

Stride Rite’s 2006 Annual Meeting of shareholders will take place as scheduled on April 6, 2006, and Barington has agreed to vote its Stride Rite shares for reelection of the Company’s three Board nominees. Stride Rite’s proxy materials, which will contain important information about the Company, will be distributed shortly.

ABOUT STRIDE RITE

The Stride Rite Corporation markets the leading brand of high quality children’s shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, Sperry Top-Sider, Tommy Hilfiger, Saucony, Grasshoppers, Munchkin, Spot-bilt and Hind. Apparel products are marketed by the Company under the Saucony and Hind brand names. Information about the Company is available on our website – www.strideritecorp.com. Information about the Company’s brands and product lines is available at www.striderite.com, www.keds.com, www.sperrytopsider.com and www.saucony.com.

ABOUT BARINGTON

Barington Capital Group, L.P. is an investment management firm that primarily invests in undervalued, small and mid-capitalization companies. Barington and its principals are experienced value-added investors who have taken active roles in assisting companies in creating or improving shareholder value.